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+-------------+
 |  FORM 4  |                   U.S. SECURITIES AND EXCHANGE COMMISSION
+-------------+                         WASHINGTON, D.C. 20549

[_] Check this box if
     no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     to Section 16.
     Form 4 or Form 5         Filed pursuant to Section 16(a) of the Securities
     obligations may               Exchange Act of 1934, Section 17(a) of the
     continue. See              Public Utility Holding Company Act of 1935 or
     Instruction 1(b).        ection 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

-------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

     Dodge                              Steven                     B.
-------------------------------------------------------------------------------
    (Last)                             (First)                  (Middle)

     116 Huntington Avenue
-------------------------------------------------------------------------------
         (Street)

     Boston                             Massachusetts              02116
-------------------------------------------------------------------------------
     (City)                             (State)                     (Zip)


2.   Issuer Name and Ticker or Trading Symbol

         American Tower Corporation (NYSE: AMT)
-----------------------------------------------------------------

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

-----------------------------------------------------------------

4.   Statement for Month/Year

         May 2002
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5.   If Amendment, Date of Original (Month/Year)

         May 17, 2002 (1)
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

6.   Relationship of Reporting Person to Issuer (Check all applicable)

[X] Director      [X] Officer             [_] 10% Owner      [_] Other
                      (give title below)                         (specify below)

         Chief Executive Officer and Chairman
-----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)

    [X]  Form filed by One Reporting Person
    [   ]  Form filed by More than One Reporting Person

===============================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or
Beneficially Owned
===============================================================================

1. Title of      2. Trans-    3. Transaction      4. Securities Acquired (A)       5. Amount of        6. Ownership    7. Nature of
   Security         action       Code                or Disposed of (D)               Securities          Form: Direct    Indirect
   (Instr. 3)       Date         (Instr. 8)          (Instr. 3,4 and 5                Beneficially        (D) or          Bene-
                    (Month/      ---------------------------------------------        Owned At End        Indirect (I)    ficial
                    Day/         Code V             Amount     (A) or (D)   Price     of Month            (Instr. 4)      Ownership
                    Year)                                                             (Instr. 3 and 4)                    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P                  100         A        $4.82
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P                9,900         A        $4.83
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P               10,000         A        $4.85
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P               10,000         A        $4.90
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P                1,400         A        $4.94
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P                8,600         A        $4.99
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P                5,200         A        $5.00
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/3/02            P                4,800         A        $5.03
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P                2,200         A        $4.84
Stock
------------------------------------------------------------------------------------------------------------------------------------

1. Title of      2. Trans-    3. Transaction      4. Securities Acquired (A)       5. Amount of        6. Ownership    7. Nature of
   Security         action       Code                or Disposed of (D)               Securities          Form: Direct    Indirect
   (Instr. 3)       Date         (Instr. 8)          (Instr. 3,4 and 5                Beneficially        (D) or          Bene-
                    (Month/      ---------------------------------------------        Owned At End        Indirect (I)    ficial
                    Day/         Code V             Amount     (A) or (D)   Price     of Month            (Instr. 4)      Ownership
                    Year)                                                             (Instr. 3 and 4)                    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              5,400         A          $4.85
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              1,000         A          $4.86
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              2,200         A          $4.87
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              1,400         A          $4.88
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              8,900         A          $4.90
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              1,000         A          $4.91
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P              2,000         A          $4.92
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/6/02            P                900         A          $4.95
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P                100         A          $4.53
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              1,000         A          $4.54
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              1,000         A          $4.55
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              3,900         A          $4.56
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              1,000         A          $4.59
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P                100         A          $4.60
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              2,900         A          $4.64
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              3,000         A          $4.65
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              2,000         A          $4.66
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              2,000         A          $4.69
Stock
-----------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P              1,200         A          $4.70
Stock
-----------------------------------------------------------------------------------------------------------------------------------

1. Title of      2. Trans-    3. Transaction      4. Securities Acquired (A)       5. Amount of        6. Ownership    7. Nature of
   Security         action       Code                or Disposed of (D)               Securities          Form: Direct    Indirect
   (Instr. 3)       Date         (Instr. 8)          (Instr. 3,4 and 5                Beneficially        (D) or          Bene-
                    (Month/      ---------------------------------------------        Owned At End        Indirect (I)    ficial
                    Day/         Code V             Amount     (A) or (D)   Price     of Month            (Instr. 4)      Ownership
                    Year)                                                             (Instr. 3 and 4)                    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P               1,400         A          $4.74
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P               2,400         A          $4.75
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P               1,000         A          $4.80
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P               1,000         A          $4.85
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/7/02            P               1,000         A          $4.90
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              1,100         A          $3.85
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P                900         A          $3.86
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              1,600         A          $3.89
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P             14,400         A          $3.90
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              5,000         A          $3.91
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              8,000         A          $3.92
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              5,000         A          $3.93
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              1,000         A          $3.94
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              6,000         A          $3.95
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              2,000         A          $3.97
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              3,000         A          $3.98
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/17/02            P              2,000         A          $4.00
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              2,000         A          $3.90
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              2,000         A          $3.92
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              3,000         A          $3.93
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              1,000         A          $3.94
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              7,000         A          $3.95
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              3,000         A          $3.97
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              7,000         A          $3.98
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              7,500         A          $3.99
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              8,500         A          $4.00
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              1,000         A          $4.03
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              2,000         A          $4.04
Stock
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Class A Common    5/23/02            P              4,000         A          $4.05
Stock
------------------------------------------------------------------------------------------------------------------------------------
Class A Common    5/23/02            P              1,000         A          $4.09
Stock
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Class A Common    5/23/02            P              1,000         A          $4.10                      899,530 (2) D
Stock
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                                                                                                         37,227 (2) I By Trusts (3)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          5,000 (2) I By Spouse (3)
------------------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If this form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                   (Over)
                                                                 SEC 1474 (3-99)

FORM 4 (continued)

===============================================================================
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
===============================================================================

 1. Title of Derivative    2. Conver-        3. Trans-       4. Transac-       5. Number of
    Security (Instr. 3)       sion or           action          tion Code         Derivative
                              Exercise          Date            (Instr. 8)        Securities
                              Price of          (Month/                           Acquired (A) or
                              Derivative        Day/                              Disposed
                              Security          Year)                             of (D)
                                                                                  (Instr. 3, 4, and 5)
                                                             -----------------------------------------
                                                              Code   V             (A)         (D)
-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------


===============================================================================
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities) -- continued
===============================================================================

6. Date Exercisable     7. Title and          8. Price of      9. Number of Derivative          10. Ownership     11. Nature of
   and Expiration          Amount of             Derivative       Securities Beneficially           Form of           Indirect
   Date                    Underlying            Security         Owned at End of Month             Derivative        Beneficial
   (Month/                 Securities            (Instr. 5)       (Instr.4)                         Security:         Ownership
   Day/                    (Instr. 3 and 4)                                                         Direct (D)        (Instr.4)
   Year)                                                                                            of Indirect (I)
-----------------------------------------------
Date Exercisable  Expiration   Title   Amount
                  Date                 or
                                       Number of
                                       Shares
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1) This Amendment is being filed to amend the Form 4 as originally filed on May 17, 2002 to report additional purchases occurring after May 17, 2002. Specifically, on May 23, 2002, Mr. Dodge purchased an aggregate of 50,000 shares of Class A Common Stock on the open market. These shares are in addition to the 150,000 shares of Class A Common Stock purchased by Mr. Dodge over the period May 3-17, 2002, which were previously reported on the original filing of this Form 4 on May 17, 2002.

(2) The information set forth in column 5, "Amount of Securities Beneficially Owned at End of Month" includes information, as of May 31, 2002, only with respect to Mr. Dodge's beneficial ownership of Class A Common Stock. It does not include information about Mr. Dodge's beneficial ownership of shares of Class B Common Stock (which are convertible into Class A Common Stock on a one-for-one basis) and stock options to purchase Class A and Class B Common Stock because Mr. Dodge had no reportable transactions in these other classes of securities during the period for which this report is filed.

(3) Mr. Dodge disclaims any beneficial ownership in shares owned by the trusts or his spouse.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

/s/    Steven B. Dodge                                  June 6, 2002
----------------------------                ------------------------------------

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                       Page 2
                                                               SEC 1474 (3-99)